EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-101165 and No. 333-100023) of Inergy L.P. and in the related Prospectus of our report dated November 15, 2002, with respect to the consolidated financial statements and schedule of Inergy L.P. included in this Annual Report (Form 10-K) for the year ended September 30, 2002.

/s/    ERNST & YOUNG LLP

Kansas City, Missouri
December 20, 2002